ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99(p)(4)

APPENDIX E

REAL ASSET STRATEGIES, LLC

CODE OF ETHICS

INTRODUCTION

Minn. R. 2876.4114, which incorporates by reference SEC Rule 204-2, requires all investment advisers registered in Minnesota to have a written code of ethics, adopted and implemented pursuant to Section 204A-1 of the Adviser’s Act. Real Asset Strategies, LLC (the “Firm” or “RAS”) has adopted this code of ethics (the “Code of Ethics” or “Code”) in compliance with these requirements in order to specify the standard of conduct expected of its Associated Persons. The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.

All Associated Persons of the Firm must comply with applicable federal and state securities laws. In particular, it is unlawful for the Firm and any Associated Person, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:

●	To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

●	To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

●	To engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code of Ethics, the Firm recognizes that it, and its Associated Persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code of Ethics and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Associated Persons must comply with the policies and procedures described in the Firm’s Compliance Manual. Associated Persons must promptly report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS

“Access Person” means any director, officer, and partner of the Firm, as well as any supervised person of the Firm:

(i)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities; or

(ii)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account:

(i)	Of any Family Member of the Access Person;

(ii)	Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

(iii)	Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees or independent contractors who perform advisory functions on behalf of the Firm.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” or “Beneficially Owned” means a direct or indirect “pecuniary interest” (as defined in Rule 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account. For the avoidance of doubt, an Access Person does not have Beneficial Ownership of any account that the Access Person manages for a client that is not a Family Member.

“Chief Compliance Officer” means William Peterson.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

(i)	That person’s spouse or minor child who resides in the same household;

(ii)	Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;

(iii)	Any relative dependent on the Access Person for financial support; and
(iv)	Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(a)(2) or section 4(a)(5) of the 1933 Act and/or rule 504 or 506 under the 1933 Act.

“Material Non-Public Information”

(i)	Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

(ii)	Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with securities regulators or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code of Ethics, but does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;
(iv)	Shares issued by other mutual funds; and
(v)	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions

Access Persons shall take reasonable steps to ensure that neither the Access Person, nor any Associated Person under the supervision of the Access Person, trades in an Affiliate Account any Security then held for one or more Client Accounts (a “Client Security”), unless the Access Person has first received the prior written consent of the CCO. Unless waived in writing by the CCO, Access Persons shall abide by a two-business-day blackout period whereby the Access person does not trade a Client Security in any Affiliate Account within two business days before or after the Firm trades that Client Security in any Client Account.

If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security in an Affiliate Account prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account, if such a transaction in an Affiliate Account is likely to materially and negatively affect the Client Account or put the Access Person’s interests ahead of the Client’s interests.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly Beneficially Owned by the Access Person or for any Affiliate Account.

No Associated Person:

●	while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

●	shall disclose material nonpublic information about a company to any person except for lawful purposes;

●	may purchase any Restricted Securities, found on the firm’s Restricted Securities List, for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-

Reporting

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, an initial Personal Securities Holdings Report, substantially in the form as attached hereto, must be submitted with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

●	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

●	The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, a Quarterly Report of Personal Securities Transactions, substantially in the form as attached hereto, must be submitted for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

●	The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

●	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the report is being submitted by the Access Person.

Annual Holdings Reports

At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, an Annual Personal Securities Holdings Report, substantially in the form as attached hereto, with the following information which must be current as of a date no more than 45 days prior to the date the report must be submitted:

●	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

●	The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements

An Access Person need not submit:

●	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;

●	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

●	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

If the Chief Compliance Officer is the only Access Person, the Chief Compliance Officer is not required to submit reports to himself or to obtain his own approval for investments in any security in an initial public offering or in a limited offering, so long as he maintains records of all of holdings and transactions that this section would otherwise require him to report.

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

Annual Certification of Compliance

Each Access Person must submit annually an Annual Certificate of Compliance, substantially in the form as attached hereto, by a date specified by the Chief Compliance Officer, confirming that the Access Person:

●	Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code of Ethics;

●	Has complied with all the requirements of this Code of Ethics; and

●	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

Confidentiality

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code of Ethics may be made available to securities regulators or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code of Ethics, information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Access Persons

The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

Providing Information to Access Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code of Ethics.

Revising the Restricted Securities List

The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports

The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code of Ethics.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code of Ethics including:

●	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

●	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

●	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;

●	A record of each Access Person report described in the Code of Ethics;

●	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

●	A record of any decision and the reasons supporting the decision, to approve the acquisition of Beneficial Ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre- clearance for certain activities and submitting any required forms and/or reports. While the Chief Compliance Officer is also the only Access Person, the Chief Compliance Officer will document a self-assessment of the Chief Compliance Officer’s compliance with this Code and/or will include in the Firm’s books and records any review conducted by a third-party compliance consultant with respect to this Code.

Personal Securities Holdings Report

To:       Chief Compliance Officer, Real Asset Strategies, LLC

From:
(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

Re: Initial Personal Securities Holdings Report pursuant to Minn. Rule 2876.4114 and SEC Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

As of, ______ 20__, I hold and/or have a Beneficial Ownership interest in the following securities:

Security Title*	Type of Security	Ticker/CUSIP	# Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable

[Use additional sheet(s) if necessary]

As of , 20 , I do not have any direct or indirect Beneficial Ownership in any securities other than as listed above. Beneficial Ownership interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other Family Members, as defined in the Code of Ethics of Real Asset Strategies, LLC.

Signed:	Date:

Report reviewed by:	Date:

Quarterly Report of Personal Securities Transactions

To:      Chief Compliance Officer, Real Asset Strategies, LLC

From:
(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

Re: Quarterly Report of Personal Securities Transactions pursuant to SEC Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

During the quarter ending_____, I have or another Family Member has purchased or sold the following securities:

Date	Nature of the Transaction	Security Title*	Ticker/CUSIP	# Shares	Price	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable

[Use additional sheet(s) if necessary]

☐	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other Family Member, as defined in the Code of Ethics of Real Asset Strategies, LLC.

☐	During the above period, I have or another family/household member has not opened any personal securities brokerage account that I have not disclosed to Real Asset Strategies, LLC.

☐	I or other Family Member do not currently have a personal securities brokerage account. However, I agree to promptly notify, Real Asset Strategies, LLC, if I open or another family/household member opens such an account, so long as I am employed by Real Asset Strategies, LLC.

Signed:	Date:

Report reviewed by:	Date:

Annual Certification of Compliance

with

Real Asset Strategies, LLC's Personal Securities Transactions Disclosure and Code of

Ethics

I certify that during the year ended as of the date written below, in accordance with Real Asset Strategies, LLC’s policies and procedures on Personal Securities Transactions and the Company’s Code of Ethics:

1.	I have fully disclosed all securities holdings in which I have or a Family Member has a Beneficial Ownership interest.

2.	I have obtained pre-clearance for all securities transactions in which I have or a Family Member has a Beneficial Ownership interest, except for transactions exempt from pre- clearance or for which I have received a written exception from the Chief Compliance Officer.

3.	I have reported all securities transactions in which I have or any Family Member has a Beneficial Ownership interest, except for transactions exempt from pre-clearance or for which I have received a written exception from the Chief Compliance Officer.

4.	I have complied with the Code of Ethics in all other respects.

Signature

Print Name

Dated: ______________, 20___

Annual Personal Securities Holdings Report

To:      Chief Compliance Officer, Real Asset Strategies, LLC

From:
(Access Person – Please Print)

Re: Annual Personal Securities Holdings Report pursuant to Minn. Rule 2876.4114 Subpart 1(A) and SEC Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

☐          As of_______, 20__, I have already disclosed securities accounts maintained by me or any Family Member to Real Asset Strategies, LLC and any new account information is attached to this report.

☐          As of_______, 20__, I do not have any direct or indirect Beneficial Ownership in any securities. Beneficial Ownership is defined in the Code of Ethics of Real Asset Strategies, LLC. However, I agree to promptly notify Real Asset Strategies, LLC, if I open or if another Family Member opens such an account, so long as I am employed by Real Asset Strategies, LLC.

Signed:	Date:

Report reviewed by:	Date: